Exhibit 5.1

Thelen Reid Brown Raysman & Steiner LLP

875 Third Avenue

New York, New York 10022

February 6, 2007

Xplore Technologies Corp.

14000 Summit Drive, Suite 900

Austin, Texas 78728

Re:  Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special United States counsel to Xplore Technologies Corp., a corporation organized under the federal laws of Canada (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-4 (as such may be further amended or supplemented, the “Registration Statement”) with the Securities and Exchange Commission (“SEC”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 61,000,000 shares of the Company’s common stock, $0.001 par value (the “Common Stock”), 64,000,000 shares of the Company’s Series A Preferred Stock, $0.001 par value (the “Series A Preferred Stock”), and 10,000,000 shares of the Company’s Series B Preferred Stock, $0.001 par value (the “Series B Preferred Stock,” and with the Common Stock and the Series A Preferred Stock, the “Shares”). The Shares are being registered in connection with the change of the Company’s jurisdiction of incorporation from the federal jurisdiction of Canada to the State of Delaware pursuant to Section 388 of the Delaware General Corporation Law (the “Delaware Domestication”).

In connection with this opinion, we have examined originals, or certified, conformed or reproduction copies, of (i) the Registration Statement, (ii) the certificate of domestication (the “Certificate of Domestication”) and certificate of incorporation (the “Certificate of Incorporation”) of the Company proposed to be filed by the Company with the Secretary of State of the State of Delaware, (iii) the proposed by-laws of the Company, and (iv) such other records, agreements, certificates, instruments and other documents, as we have deemed relevant or necessary as the basis for the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies. As to any facts material to this opinion, we have, without independent investigation, relied on certificates of public officials and certificates of officers or other representatives of the Company.

For purposes of our opinion, we have also assumed that:

(i)            immediately prior to the effective time of the Delaware Domestication  (the “Effective Time”), the Company was a duly incorporated and validly existing corporation of Canada in good standing under the laws thereof and pursuant to its Articles of Incorporation;

(ii)           each of the issued and outstanding common shares, no par value (the “Common Shares”), Series A Preferred Shares, no par value (the “Series A Preferred Shares”), and Series B Preferred Shares, no par value (the “Series B Preferred Shares”) of the Company, respectively, was a duly authorized, validly issued, fully paid and non-assessable share of the Company under the Canada Business Corporations Act, as amended (the “Act”), and other applicable laws of Canada;

(iii)          the Company had full corporate power and authority to domesticate to Delaware pursuant to the procedures set forth in Section 388 of the Delaware General Corporation Law;

(iv)          the Delaware Domestication was validly authorized by all necessary corporate action of the Company as required pursuant to the Act and other applicable laws of Canada;

(v)           all necessary action was taken under the Act and other applicable laws of Canada to authorize the Delaware Domestication; and

(vi)          the Company had filed all notices, reports, documents or other information required to be filed by it pursuant to, and had obtained any and all authorizations, approvals, orders, consents, licenses, certificates, permits, registrations or qualifications required to be obtained under, and had otherwise complied with all requirements of, the Act and other applicable laws of Canada in connection with the consummation of the Delaware Domestication.

Based on the foregoing, and in reliance thereon, and subject to the qualifications, assumptions and exceptions set forth herein, we are of the opinion that each Common Share, Series A Preferred Share and Series B Preferred Share of the Company that is outstanding immediately prior to the Effective Time, when treated as described in the Registration Statement, will become a validly issued, fully paid and non-assessable share of Common Stock, Series A Preferred Stock and Series B Preferred Stock, respectively, upon domestication of the Company in Delaware.

The opinion set forth herein is limited to the matters specifically addressed herein, and no other opinion or opinions are expressed or may be implied or inferred. We have not made any separate investigation of the laws of Canada and no opinion is expressed herein with respect thereto.

We do not express, or purport to express, any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the Delaware laws.

We assume no obligation to advise you of any changes to this opinion that may come to our attention after the date hereof.  This opinion may not be relied upon or furnished to any other person except the addresses hereof without the express written consent of this firm.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, and to the use of our name under the caption “Legal Matters” in the prospectus that forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,

/s/ Thelen Reid Brown Raysman & Steiner LLP

JJR/PWP/CDV